Joint Filer Information

Name:  Fair Enterprise Limited

Address: 1 Seaton Place St. Helier
  Jersey Channel Islands
  JE4 8YJ

Designated Filer:  Frank Stronach

Issuer & Ticker Symbol:  Magna Entertainment Corp. (MECA)

Date of Event Requiring Statement:  November 25, 2008

Designated Signatory:  Frank Stronach